Exhibit 99.1

August 20, 2021

NewLake Capital Partners Announces Closing of Initial Public Offering and Begins Trading Under the Symbol ‘NLCP’

Gross proceeds from IPO totaling $102 Million will be used to acquire cannabis cultivation and processing facilities, and dispensaries

NEW CANAAN, Conn., Aug. 20, 2021 (GLOBE NEWSWIRE) -- NewLake Capital Partners, Inc. (OCTQX: NLCP) (“The Company” or “NewLake”), a leading provider of real estate capital to state-licensed cannabis operators, today announced that it has closed its initial public offering of 3,905,950 shares of common stock at an initial public offering price of

$26.00 per share for gross proceeds of approximately $102 million before deducting placement agent fees and offering expenses. The Company’s shares will begin trading on the OTCQX® Best Market operated by the OTC Markets Group, Inc., under the symbol “NLCP” today, August 20, 2021.

NewLake Capital Partners is an internally managed triple-net lease REIT that purchases properties leased to state-licensed U.S. cannabis operators. NewLake currently owns a geographically diversified portfolio of 27 properties across 10 states with 8 tenants, comprised of 17 dispensaries and 10 cultivation facilities. The Company’s tenants include what the Company believes to be some of the leading and most well-capitalized companies in the cannabis industry, such as Curaleaf, Cresco Labs, Trulieve and Columbia Care. As of June 30, 2021, these properties were 100% leased and primarily located in limited-license jurisdictions.

The Company is led by a management team and board of directors that has substantial experience in commercial real estate, including investing in cannabis net lease properties and other cannabis operations as well as publicly-traded REIT experience. Chairman of the Board of Directors, Gordon DuGan, most recently served as Chief Executive Officer of

Gramercy Property Trust, a formerly NYSE-listed REIT, during which time the company grew substantially and was sold to Blackstone Equity Partners VIII, LP for $7.6 billion. Chief Executive Officer, David Weinstein, has extensive commercial real estate banking and investment experience and was formerly the Chief Executive Officer of a NYSE-listed office REIT. Anthony Coniglio, President and Chief Investment Officer, founded a cannabis REIT that the Company merged with in March 2021 and has more than 30 years of experience in real estate and banking. Board member, Peter Kadens, was the Co-Founder and former Chief Executive Officer of Green Thumb Industries, one of the leading cannabis companies, and provides valuable insight into the cannabis industry.

Gordon DuGan, Chairman of NewLake Capital Partners, stated, “I am thrilled that we successfully closed our initial public offering. This transaction allows us to continue our growth strategy by adding more revenue-centric cannabis properties to our portfolio. I eagerly anticipate this next stage of development as the current landscape is prime for NewLake to scale our sizable existing portfolio and serve the real estate capital needs of the cannabis industry. From my experience leading extremely talented teams at Gramercy Property Trust and W.P. Carey, I am confident that NewLake has the right mix of executive experience and industry relationships to lead us into the future.”

“The closing of our IPO is a significant milestone and provides us with additional investment capital to continue our growth trajectory as one of the leading providers of real estate capital across the cannabis industry,” said David Weinstein, Chief Executive Officer of NewLake Capital Partners. “We want to express our gratitude to the investment community for supporting our initial public offering and believing in our long-term vision.”

Anthony Coniglio, President and Chief Investment Officer of NewLake Capital Partners, commented, “NewLake’s current portfolio consists of assets leased to high-quality companies in the cannabis space. As the cannabis industry continues to expand, with additional states recently legalizing cannabis for medical or adult-use, the potential for further growth of our portfolio continues to accelerate. With the additional capital, we expect to expand our portfolio and increase our revenue streams to provide meaningful value to our shareholders.”

Ladenburg Thalmann & Co. Inc., Compass Point Research & Trading LLC and Loop Capital Markets served as placement agents for the offering.

A registration statement on Form S-11, including a prospectus, has been declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

A copy of the final prospectus related to the offering may be obtained, when available, from Ladenburg Thalmann & Co. Inc. at prospectus@ladenburg.com or (212) 409-2000.

About NewLake Capital Partners, Inc.

NewLake Capital Partners, Inc. is an internally-managed real estate investment trust that provides real estate capital to state-licensed cannabis operators through sale-leaseback transactions, third-party purchases and funding for build-to-suit projects. As of June 30, NewLake owned a portfolio of 27 cultivation facilities and dispensaries utilized in the cannabis industry that were leased to single tenants on a long-term basis. For more information please visit www.newlake.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements can be identified by words like “may,” “will,” “likely,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “project,” “continue” and similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs and expectations. Forward-looking statements, including statements regarding the timing of settlement and the use of proceeds of the initial public offering, are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, changes in the condition of the U.S. economy and, in particular, the U.S. real estate market.

Contact Information:

Anthony Coniglio

President and Chief Investment Officer

NewLake Capital Partners, Inc.

aconiglio@newlake.com

Investor Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

Valter@KCSA.com

PH: (212) 896-1254

Media Contact:

McKenna Miller

KCSA Strategic Communications

MMiller@kcsa.com

PH: (212) 896-1254

Source: NewLake Capital